[Deloitte]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-167629 of Man Long Short Fund on Form N-2 of our report dated August 20, 2010, relating to the financial statement of Man Long Short Fund appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the heading "Independent Registered Public Accounting Firm and Legal Counsel" and "Committees" in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, IL
August 20, 2010